Exhibit 99.1

Republic Bancorp, Inc. Reports Second Quarter 2023 Net Income of $21.1 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 21, 2023--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported second quarter 2023 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $21.1 million and $1.07 per share compared to $24.3 million and $1.22 per share for the second quarter of 2022. Adjusting for the infrequent items noted in the table below that are not considered to be part of the Company’s normal recurring operations, the most notable of which being a substantial legal settlement that positively impacted net income for the second quarter of 2022, Republic’s Total Company Operating net income (a non-GAAP metric) was $19.8 million for the second quarter of 2023, an increase of $5.0 million, or 34%, over its Total Company Operating net income for the second quarter of 2022.

The following table reconciles Republic’s Total Company GAAP and non-GAAP net incomes as described in the paragraph above.

					Diluted Earnings Per Class A Common Share
	Three Months Ended				Three Months Ended
(dollars in thousands, except per share data)	Jun. 30, 2023	Jun. 30, 2022	$ Change	% Change	Jun. 30, 2023	Jun. 30, 2022	$ Change	% Change

Total Company Net Income, As Reported (GAAP)	$21,052	$24,347	$(3,295)	(14)%	$1.07	$1.22	$(0.15)	(12)%

Adjustments:
Add Back the Impact of CBank Merger Expenses, Net of Taxes	99	—	99	—	—	—	—	—

Reduce for the Impact of the Bank Owned Life Insurance ("BOLI") Benefit Payment Received, Net of Taxes	(1,347)	—	(1,347)	—	(0.07)	—	(0.07)	—

Reduce for the Impact of the Legal Settlement Received, Net of Taxes	—	(9,523)	9,523	—	—	(0.47)	0.47	—

Total Company Operating Net Income - non-GAAP	$19,804	$14,824	$4,980	34	$1.00	$0.75	$0.25	34

Republic’s Core Bank net income was $12.1 million for the second quarter of 2023 compared to net income of $8.5 million for the second quarter of 2022. Adjusting for the infrequent items noted in the table below that are not considered to be part of the Core Bank’s normal recurring operations, Republic’s Core Bank Operating net income (a non-GAAP metric) was $10.9 million for the second quarter of 2023, an increase of $2.4 million, or 28%, over its Total Company Operating net income for the second quarter of 2022.

Core Bank

	Three Months Ended Jun. 30,		$	%
(dollars in thousands)	2023	2022	Change	Change

Core Bank, Net Income, as reported (GAAP)	$12,143	$8,503	$3,640	43%

Adjustments:
Add Back the Impact of CBank Merger Expenses, Net of Taxes	99	-	99	-

Reduce for the Impact of the BOLI Benefit Payment Received, Net of Taxes	(1,347)	-	(1,347)	-

Core Bank Adjusted Operating Net Income - Non GAAP	$10,895	$8,503	$2,392	28

Logan Pichel, President and CEO of the Bank commented, “Despite the uncertainty and headwinds in the current economic environment, we were able to produce solid operating results during the second quarter and first six months of 2023. Adjusting our 2022 and 2023 second quarter net incomes for the infrequent items we previously noted, our Operating net incomes for Total Company and the Core Bank during the second quarter of 2023 were significantly better than the comparable Operating net incomes for the same period in the prior year.

A contributing factor to our year-over-year earnings growth is the prudent loan growth within our Traditional Banking segment. Loan growth within this segment has maintained a positive trend since the fourth quarter of 2021. In addition to the $217 million of loans obtained as part of the first quarter 2023 CBank acquisition, legacy Traditional Bank loans increased $323 million for the first six months of 2023 with $226 million of this growth occurring in the second quarter. The breadth and diversification of our legacy loan growth across our various loan types and our geographic markets was also notable for the first six months of this year, with residential and commercial real estate being the primary growth categories.

In addition to the loan growth within our Traditional Bank, our average loan yield in this segment has also risen steadily since market interest rates generally began to rise in March of 2022. Overall, the Traditional Bank’s weighted-average loan yield was 4.98% for the second quarter of 2023, a 106-basis point increase over the 3.92% recorded during the second quarter of 2022.

We also continued to have disciplined expense control. Overall, Core Bank noninterest expense for the second quarter of 2023 increased $3.3 million, or 8%, over the second quarter of 2022. This increase, however, includes $2.0 million of noninterest expense associated with the newly acquired CBank operations, which was not part of the Company’s operations during the second quarter of 2022. When comparing our legacy Core Bank noninterest expenses for the quarter, which excludes those of the newly acquired CBank operations, expenses are up a modest $1.3 million, or 3%, over the second quarter of 2022. Noninterest expense control continues to be a primary focus across the organization and one that we expect to make on-going progress toward.

The biggest challenge that the banking industry has faced this year has been the competition for customer deposits, and even more specifically, low-cost deposits. Republic has not been immune from this challenge, as we also experienced a decline in deposit balances from mid-2022 into the second quarter of this year. This decline stabilized during the second quarter of 2023 as our Core Bank legacy deposits grew again in June. To achieve this, we did meaningfully raise the rates we pay on our deposits. As a result, our Core Bank’s net interest income and net interest margin, on linked-quarter basis, trended lower from the first quarter of 2023 to the second quarter of 2023, as our Core Bank’s overall funding costs rose more than the yields on our interest earning assets. These increased funding costs for deposits will likely continue to negatively impact our net interest margin and net interest income into the future.

Despite the headwinds in our industry, we are excited about our Company’s long-term outlook as we enter the second half of 2023. The credit quality of our Core Bank loan portfolio remains pristine, and each of our regulatory capital ratios place us well above those required to be considered “well capitalized”. While there remain hurdles ahead for financial institutions across the country, these safety and soundness measures continue to place us among the industry’s best and give us great optimism for whatever challenges the future might bring,” concluded Pichel.

The following table highlights Republic’s key metrics for the three and six months ended June 30, 2023 and 2022. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on July 21, 2023.

	Total Company Financial Performance Highlights
	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
(dollars in thousands, except per share data)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change

Income Before Income Tax Expense	$26,508	$31,022	$(4,514)	(15)%	$62,622	$67,391	$(4,769)	(7)%
Net Income	21,052	24,347	(3,295)	(14)	49,144	52,697	(3,553)	(7)
Diluted EPS	1.07	1.22	(0.15)	(12)	1.07	1.22	(0.15)	(12)
Return on Average Assets ("ROA")	1.37%	1.56%	NA	(12)	1.59%	1.66%	NA	(4)
Return on Average Equity ("ROE")	9.41	11.42	NA	(18)	11.08	12.39	NA	(11)

NA – Not applicable

Results of Operations for the Second Quarter of 2023 Compared to the Second Quarter of 2022

Core Bank(1)

Net income for the Core Bank was $12.1 million for the second quarter of 2023 compared to $8.5 million for the second quarter of 2022. An increase in Traditional Bank net interest income was the primary driver to the Core Bank’s earnings growth for the quarter and helped to offset declines in Mortgage Banking income and net interest income within the Warehouse Lending (“Warehouse”) segment.

Net Interest Income – Core Bank net interest income was $51.4 million for the second quarter of 2023, an $8.2 million, or 19%, increase over the second quarter of 2022. In addition, the Core Bank’s net interest margin (“NIM”) increased from 3.02% during the second quarter of 2022 to 3.65% during the second quarter of 2023. This increase was driven primarily by the following in each Core Bank segment:

Traditional Bank

Net interest income and NIM within the Traditional Bank were substantially higher from the second quarter of 2022 to the second quarter of 2023 as the increase in yield for its interest-earning assets substantially outpaced the increased cost of its interest-bearing liabilities on a year-over-year basis. Overall, the Traditional Bank’s net interest income increased $9.5 million, or 24%, and its NIM expanded 71 basis points from the second quarter of 2022 to 3.77% for the second quarter of 2023. Driving this change in net interest income and NIM between the second quarter of 2022 and the second quarter of 2023 were the following:

  Traditional Bank average loans grew from $3.6 billion with a weighted-average yield of 3.92% during the second quarter of 2022 to $4.3 billion with a weighted average yield of 4.98% during the second quarter of 2023. As previously noted, loan growth remained particularly strong within the Traditional Bank during the first six months of 2023, while the acquisition of CBank added approximately $217 million to the Traditional Bank’s average loans during the second quarter of 2023.

  Average investments grew to $775 million with a weighted-average yield of 2.73% during the second quarter of 2023 from $691 million with a weighted-average yield of 1.60% for the second quarter of 2022. As part of its overall interest rate risk management strategy, the Traditional Bank generally maintains an investment portfolio with a shorter overall duration as compared to its peers. This strategy is generally favorable to net interest income in a rising interest rate environment.

  The Traditional Bank’s average noninterest-bearing deposits decreased from $1.6 billion during the second quarter of 2022 to $1.4 billion for the second quarter of 2023. This decrease in average noninterest-bearing deposits was funded through a decrease in interest-earning cash balances and an increase in FHLB borrowings.

  The Traditional Bank’s weighted-average cost of interest-bearing liabilities increased from 0.09% during the second quarter of 2022 to 1.43% for the second quarter of 2023. Further segmenting the Traditional Bank’s interest-bearing liabilities:

    The weighted-average cost of total interest-bearing deposits increased from 0.14% during the second quarter of 2022 to 1.59% for the second quarter of 2023. In addition, average interest-bearing deposits grew $53 million from the second quarter of 2022 to the second quarter of 2023.

    The average balance of FHLB borrowings increased from $20 million for the second quarter of 2022 to $256 million for the second quarter of 2023. In addition, the weighted-average cost of these borrowings increased from 1.88% to 4.90% for the same time periods. As noted above, this increase in the average balance of borrowings was generally driven by a period-to-period decline in average deposit balances.

  Average interest-earning cash was $111 million with a weighted-average yield of 5.63% during the second quarter of 2023 compared to $810 million with a weighted-average yield of 0.81% for the second quarter of 2022. The decline in average cash balances was driven generally by an increase in average loans for the same periods.

Warehouse Lending

Net interest income within the Warehouse segment decreased $1.2 million, or 32%, from the second quarter of 2022 to the second quarter of 2023, driven by decreases in average outstanding balances and net interest margin. Overall, average outstanding Warehouse balances declined from $579 million during the second quarter of 2022 to $462 million for the second quarter of 2023. Committed Warehouse lines of credit declined from $1.4 billion to $1.0 billion from June 30, 2022 to June 30, 2023 and average usage rates for Warehouse lines were 47% and 41%, respectively, during the second quarters of 2023 and 2022.

In addition, the Warehouse net interest margin decreased 41 basis points from 2.69% during the second quarter of 2022 to 2.28% during the second quarter of 2023. The decline in the Warehouse net interest margin generally occurred as the rise in its internal funding costs outpaced the increase in its loan yield since rates began rising in March of 2022.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Jun. 30,			Three Months Ended Jun. 30,
Reportable Segment	2023	2022	Change	2023	2022	Change

Traditional Banking	$48,682	$39,158	$9,524	3.77%	3.06%	0.71%
Warehouse Lending	2,642	3,886	(1,244)	2.28	2.69	(0.41)
Mortgage Banking*	61	153	(92)	NM	NM	NM
Total Core Bank	$51,385	$43,197	$8,188	3.65	3.02	0.63

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Jun. 30,				Jun. 30,	Jun. 30,
Reportable Segment	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change

Traditional Banking	$4,277,004	$3,619,761	$657,243	18%	$4,394,668	$3,665,099	$729,569	20%
Warehouse Lending	462,755	578,676	(115,921)	(20)	539,560	596,678	(57,118)	(10)
Mortgage Banking*	2,369	10,189	(7,820)	(77)	4,038	8,491	(4,453)	(52)
Total Core Bank	$4,742,128	$4,208,626	$533,502	13	$4,938,266	$4,270,268	$667,998	16

*Includes loans held for sale NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision(2) was a net charge of $2.1 million during the second quarter of 2023 compared to a net credit of $88,000 for the second quarter of 2022.

The net charge during the second quarter of 2023 was primarily driven by general formula reserves applied to $229 million of Traditional Bank loan growth from March 31, 2023 to June 30, 2023, as well as $82 million of spot balance warehouse loan growth during the same period. The net credit during the second quarter of 2022 was primarily driven by a $1.4 million credit to the provision for the payoff or upgrade of large commercial loans that were downgraded during the height of the pandemic and was partially offset by provision expense driven by formula reserve applied to $106 million of growth Traditional Bank loans. Overall, the Core Bank’s credit quality metrics remained strong as of June 30, 2023.

As a percentage of total loans, the Core Bank’s Allowance(2) decreased to 1.15% as of June 30, 2023. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Jun. 30, 2023			As of Jun. 30, 2022			Quarterly Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,394,668	$55,567	1.26%	$3,673,590	$49,727	1.35%	(0.09)%	(7)%
Warehouse Lending	539,560	1,346	0.25	596,678	1,491	0.25	—	—
Total Core Bank	4,934,228	56,913	1.15	4,270,268	51,218	1.20	(0.05)	(4)

Tax Refund Solutions	193	—	—	149	—	—	—	—
Republic Credit Solutions	118,721	15,289	12.88	91,816	13,231	14.41	(1.53)	(11)
Total Republic Processing Group	118,914	15,289	12.86	91,965	13,231	14.39	(1.53)	(11)

Total Company	$5,053,142	$72,202	1.43%	$4,362,233	$64,449	1.48%	(0.05)%	(3)%

	ACLL Roll-Forward
	Three Months Ended June 30,
	2023						2022
(dollars in thousands)	Beginning	CBank		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Adjustment*	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$55,216	$(1,384)	$1,860	$(239)	$114	$55,567	$49,616	$106	$(245)	$250	$49,727
Warehouse Lending	1,144	—	202	—	—	1,346	1,725	(234)	—	—	1,491
Total Core Bank	56,360	(1,384)	2,062	(239)	114	56,913	51,341	(128)	(245)	250	51,218

Tax Refund Solutions	25,981	—	(219)	(25,950)	188	—	8,370	360	(11,658)	2,928	—
Republic Credit Solutions	13,780	—	4,296	(3,018)	231	15,289	11,945	3,433	(2,411)	264	13,231
Total Republic Processing Group	39,761	—	4,077	(28,968)	419	15,289	20,315	3,793	(14,069)	3,192	13,231

Total Company	$96,121	$(1,384)	$6,139	$(29,207)	$533	$72,202	$71,656	$3,665	$(14,314)	$3,442	$64,449

* The net fair value adjustment to ACLL includes an estimate of lifetime credit losses for Purchased Credit Deteriorated loans.

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Jun. 30,	Jun. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2023	2022	2022	2021	2020

Nonperforming loans to total loans	0.34%	0.38%	0.37%	0.47%	0.50%

Nonperforming assets to total loans (including OREO)	0.37	0.42	0.40	0.51	0.56

Delinquent loans* to total loans	0.12	0.13	0.14	0.17	0.21

Net charge-offs to average loans	0.01	—	0.00	0.01	0.03
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income was $11.3 million during the second quarter of 2023, an increase of $1.7 million, or 18%, from the second quarter of 2022. The increase in noninterest income was primarily driven by $1.7 million of non-recurring revenue related to the BOLI.

Noninterest Expense – As previously noted, the Core Bank’s noninterest expense was $45.5 million for the second quarter of 2023 compared to $42.2 million for the second quarter of 2022, an increase of $3.3 million, or 8% for the quarter. Noninterest expenses for the second quarter of 2023 included $2.0 million of expense associated with the former CBank operations, which was acquired in March 2023. Noninterest expense for the Core Bank’s legacy operations, increased a modest $1.3 million, or 3%, from the second quarter of 2022 to the second quarter of 2023.

Republic Processing Group(3)

The Republic Processing Group (“RPG”) reported net income of $8.9 million for the second quarter of 2023 compared to $15.8 million for the same period in 2022 and adjusted net income of $6.2 million for the second quarter of 2022. RPG adjusted net income for the second quarter of 2022 excludes the previously disclosed $13.0 million pre-tax legal settlement received by Republic Bank & Trust Company (“RB&T”), net of $699,000 in related pre-tax expenses. The prepaid card business within the TRS segment was the primary driver for the quarter-over-quarter growth in adjusted net income at RPG.

Net interest income within the TRS segment was up $2.4 million from the second quarter of 2022 to the second quarter of 2023. The prepaid card product component of TRS drove a $3.3 million increase to net interest income for the segment, with an increase in the product’s applied yield to its noninterest-bearing funds driving the growth. Overall, a yield of 4.52% was applied to average prepaid card-related balances of $362 million during the second quarter of 2023 compared to yield of 0.83% applied to average prepaid card-related balances of $377 million during the second quarter of 2022.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 46 banking centers in communities in four metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located in the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six centers in the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers in the Cincinnati MSA in Kenwood, Norwood and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven centers in the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace in Florida; and three banking centers in the Nashville MSA in Cool Springs, Green Hills, and Spring Hill, Tennessee. In addition, the Bank has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. As of June 30, 2023, the Company had approximately $6.4 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(2)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(3)	Republic Processing Group operations consist of the TRS and Republic Credit Solutions (“RCS”) segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628